Exhibit 2.1
                                   -----------



                        TERMINATION AND RELEASE AGREEMENT

         This TERMINATION AND RELEASE AGREEMENT (this "Termination Agreement"), is made and entered into this 14th day of January, 2002, by and between Netgateway, Inc., a Delaware corporation (the "Netgateway"), Category 5 Technologies, Inc., a Nevada corporation ("Category 5"), and C5T Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Category 5
("Merger Sub"). Netgateway, Category 5, and Merger Sub are sometimes collectively referred to herein as the "Parties." Defined terms not otherwise defined in this Termination Agreement, shall have the meaning set forth in the Merger Agreement (as defined below).

                                    RECITALS

         WHEREAS, on October 23, 2001, Netgateway, Category 5, and Merger Sub entered into that certain Agreement and Plan of Merger whereby Merger Sub would merger with and into Netgateway and Netgateway would become a wholly owned subsidiary of Category 5 (the "Merger Agreement");

         WHEREAS, in connection with the negotiations surrounding the Merger Agreement, Category 5 and Netgateway entered into a Confidentiality Agreement, which the parties executed on October 11, 2001 and is attached hereto as Exhibit A (the "Confidentiality Agreement");

         WHEREAS,   the  respective  boards  of  directors  of  Category  5  and
Netgateway believe that the Merger (as defined in the Merger Agreement) is no longer in the bests interests of their respective stockholders; and

         WHEREAS, pursuant to Section 8.1 of the Merger Agreement, the Merger Agreement may be terminated at any time prior to the Effective Time by mutual written consent of Category 5 and Netgateway.

         NOW, THEREFORE, in consideration of the covenants and agreements herein set forth and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties do hereby agree as follows:

         1. Termination of Merger Agreement. Effective immediately, Category 5 and Netgateway hereby abandon the Merger and all other transactions contemplated by the Merger Agreement and mutually terminate the Merger Agreement pursuant to
Section 8.1 thereof. Notwithstanding the provisions of Sections 5.3(c), 6.13, and 8.5, and Article IX of the Merger Agreement, none of the provisions of the Merger Agreement shall survive termination of the Merger Agreement hereunder. Notwithstanding anything to the contrary contained in the Merger Agreement, no Released Party (as hereinafter defined) shall have any liability or obligation under the Merger Agreement, including without limitation, as a result of any action or failure to act in connection with the Merger Agreement.

         2. Publicity; Survival of Confidentiality Agreement.

              (a) The Parties shall not make any public statement regarding this Termination Agreement until 6:00 a.m. New York time on January 14, 2002. At that time, Category 5 and Netgateway shall issue a joint press release in the form, and containing the contents, of Exhibit B to this Termination Agreement.

              (b)  The   Parties   agree   that  the   effective   date  of  the
Confidentiality Agreement is October 11, 2001.

              (c) The Confidentiality Agreement shall remain in full force and effect in accordance with its terms. In addition, all Confidential Information (as defined in the Confidentiality Agreement) exchanged pursuant to the terms of the Confidentiality Agreement or the Merger Agreement shall continue to be subject to the Confidentiality Agreement.

              (d) Pursuant to Section 6 of the Confidentiality Agreement, within five (5) business days from the execution of this Termination Agreement, Category 5 and Netgateway shall return to the other party all originals, copies, reproductions and summaries of the Confidential Information (electronic or otherwise), or certify destruction of the same. On or before five (5) business days from the execution of this Termination Agreement, Category 5 and Netgateway shall certify in writing that they have satisfied their respective obligations under Sections 2 and 6 of the Confidentiality Agreement.

         3. Fees and Expenses.

              (a) Each Party shall bear its own costs and expenses heretofore or hereafter incurred by each Party in connection with or relating to this Termination Agreement, the Merger Agreement, and the transactions contemplated hereby and thereby, except as follows:

                     (i) in connection with the termination of the Merger Agreement, Netgateway shall pay to Category 5 an expense reimbursement fee (the "Expense Reimbursement Fee") in the amount of $260,630.87. The Expense Reimbursement Fee shall be paid by Netgateway as set forth below in this subsection 3(a)(i).

                           (u) During  the six (6) month  period  following  the
date of this Termination Agreement, Netgateway shall pay to Category 5 a payment in the amount of One Hundred Dollars ($100.00) for each and every merchant account that Category 5 establishes for Netgateway or any of Netgateway's customers (the "Merchant Account Establishment Payment"). For each and every merchant account that is actually established for Netgateway or its customer(s), and for which Category 5 receives the Merchant Account Establishment Payment, Category 5 shall credit the Expense Reimbursement Fee in the amount of Fifty Dollars ($50.00). Commencing on February 1, 2001, and on the first business day of the month for each month thereafter until paid in full or accelerated as set forth below, Netgateway shall pay to Category 5 a payment in the minimum amount of $20,000 less any Merchant Account Establishment Payments or Subsequent Merchant Account Establishment Payments (as defined below) paid to Category 5 by Netgateway in the immediately preceding month.

                           (v) In the event the entire Expense Reimbursement Fee
is not paid in full on or before July 12, 2002, during the next three (3) month period ending on October 11, 2002, Netgateway shall pay to Category 5 a payment in the amount of Two Hundred Dollars ($200.00) for each and every merchant account that Category 5 establishes for Netgateway or any of its customers (the "Subsequent Merchant Account Establishment Payment"). For each and every merchant account that is actually established for Netgateway or its customer(s) and for which Category 5 receives the Subsequent Merchant Account Establishment Payment, Category 5 shall credit the Expense Reimbursement Fee in the amount of One Hundred Fifty Dollars ($150.00).

                           (w)   Each   of   the   Initial    Merchant   Account
Establishment Payments and the Subsequent Merchant Account Establishment Payments, as well as all other Expense Reimbursement Fee payments, shall be paid to Category 5 in immediately available funds. Notwithstanding anything to the contrary herein, any amount of the Expense Reimbursement Fee not paid in full on or before October 12, 2002 shall then be due and payable on such date by Netgateway. Once the Expense Reimbursement Fee is paid in full, Netgateway shall have no further obligation to purchase merchant accounts from Category 5 and Category 5 shall have no further obligation to provide such merchant accounts to Netgateway or its customers.

                           (x)  Category  5  may  reject  any  merchant  account
offered by Netgateway if each of the conditions and requirements set forth on Exhibit C (except as modified and set forth in the Provider Agreement to be negotiated hereafter) are not satisfied, in which case, Netgateway shall properly prepare the required documentation and resubmit the application to Category 5. Category 5 may also reject other merchant account applications if those applications are rejected by Category 5's financing sources. In the event Catgegory 5 rejects any properly prepared merchant account application, Netgateway may seek to have a merchant account established by any other merchant account provider of its choice.

                           (y) It is the intent of Netgateway to resell Category
5 merchant accounts and will begin such sales as soon as practically possible so long as selling the current Category 5 product can be integrated into Netgateway's offerings and that all logistical, customer service, technology challenges, etc. can be adequately addressed. Category 5 management will work with Netgateway in the effort to integrate the Category 5 merchant account product into Netgateway's business model. Or, in the alternative, Netgateway will begin to sell a Category 5 product if it is one that is identical to the current product being sold by Netgateway in all respects. In the interim, Netgateway will pay Category 5 for each Merchant account sold, regardless of origin, until such time as the Category 5 product can be adapted to Netgateway's business model and technology. Except with regard to rejected merchant account applications as provided in the immediately preceding paragraph, until the entire Expense Reimbursement Fee has been paid in full by Netgateway, Category 5 shall be the exclusive provider to Netgateway and its customers of merchant accounts and the parties hereto shall work in good faith to negotiate and execute a definitive agreement within two (2) weeks from the date of this Termination Agreement providing for Category 5 to be the exclusive provider to

Netgateway and its customers of merchant accounts, which definitive agreement will contain customary terms and conditions (the "Provider Agreement"). In the event the Provider Agreement is not executed within such time, this Agreement and its provisions shall remain in full force and effect, including the provision providing for Category 5 to be Netgateway's (and Netgateway's customers') exclusive provider of merchant accounts under the terms hereof.

                           (z)  Upon  Netgateway  entering  into  any  agreement
providing for any merger, consolidation, share exchange, recapitalization, business combination, other similar transaction acquisition, the sale of all or substantially all of Netgateway's assets, a debt or equity (or combination thereof) financing of $1,000,0000 or more, the unpaid balance of the Expense Reimbursement Fee shall be immediately due and payable to Category 5. In the event Netgateway fails to pay the minimum monthly fee of $20,000 as set forth herein, the entire unpaid balance of the Expense Reimbursement Fee shall become immediately due and payable upon five (5) days written notice.

                     (ii) Any portion of the Expense Reimbursement Fee which is not paid when due shall bear interest at the rate of eighteen percent (18%) per annum from the due date thereof until the same is paid in full (the aggregate of such interest being referred to hereafter as "Default Interest"). Default Interest shall be due and payable immediately upon any default under this Termination Agreement. Any Default Interest shall be calculated on a 360-day year with respect to the unpaid Expense Reimbursement Fee balance and, in all cases, shall be computed for the actual number of days in the period for which Default Interest is charged, which period shall consist of 365-days on an annual basis.

              (b)  Netgateway  acknowledges  that the  agreements  contained  in
Section 3(a) are an integral part of the transactions contemplated by this Termination Agreement, and that, without these agreements, Category 5 and Merger Sub would not have entered into this Termination Agreement. Accordingly, if Netgateway fails to promptly pay the amounts due pursuant to Section 3, and, in order to obtain such payment, Category 5 commences a suit which results in a judgment against Netgateway for the fees and costs forth in this Section 3, Netgateway shall pay to Category 5 its costs and expenses (including, attorneys' fees) in connection with such suit, together with interest from the date of breach of this Termination Agreement on such amounts owed at the rate of eighteen percent (18%) per annum from the due date thereof until the same is paid in full.

         4. Release of Claims. Effective immediately, each of Category 5, on the one hand, and Netgateway, on the other hand, and each of their respective predecessors, successors, subsidiaries and assigns (and any of the present and former officers, directors and employees of each of the foregoing) (each, a "Releasing Party"), in their capacity as such, hereby covenants not to sue and forever releases and discharges Category 5 and Netgateway, respectively (and each of their respective present and former directors, officers, representatives, advisors (including but not limited to financial advisors), attorneys, accountants, employees, agents, parents, subsidiaries, affiliated persons and entities, predecessors, successors and assigns and heirs, executors and administrators and all persons acting in concert with any such party) (each, a "Released Party") from all manner of claims, actions, causes of action or suits, at law or in equity, known or unknown, which each now has or hereafter can, shall or may have by reason of any matter, cause or thing whatsoever relating to or arising out of the Merger Agreement or the agreements or instruments ancillary thereto or the transactions contemplated thereby, or any action or failure to act under the Merger Agreement or in connection therewith, or in connection with the events leading to the abandonment of the Merger and any other transactions contemplated by the Merger Agreement and the mutual termination of the Merger Agreement, excepting only any claim, action, cause of action or suit arising (i) out of an undertaking or promise contained in this Termination Agreement, (ii) after the date of this Termination Agreement, by virtue of obligations under the Confidentiality Agreement, or (iii) with respect to any statements made or actions taken after the date of this Termination Agreement.

         5. Representations and Warranties.

              (a) Category 5 represents to Netgateway that Category 5 has all requisite corporate power and authority to enter into this Termination Agreement and to take the actions contemplated hereby. The execution and delivery of this Termination Agreement and the actions contemplated hereby have been duly authorized by all necessary corporate action on the part of Category 5, including approval of the Category 5 Board of Directors. This Termination Agreement has been duly executed and delivered by Category 5 and Merger Sub and constitutes a valid and binding agreement of Category 5 and Merger Sub, enforceable against them in accordance with its terms.

              (b) Netgateway represents to Category 5 and Merger Sub that Netgateway has all requisite corporate power and authority to enter into this Termination Agreement and to take the actions contemplated hereby. The execution and delivery of this Termination Agreement and the actions contemplated hereby have been duly authorized by all necessary corporate action on the part of Netgateway, including approval of the Netgateway Board of Directors. This Termination Agreement has been duly executed and delivered by Netgateway and constitutes a valid and binding agreement of Netgateway, enforceable against it in accordance with its terms. Netgateway represents to Category 5 and Merger Sub that an Acquisition Proposal has not been made nor any person has publicly announced an intention (whether or not conditional) to make a bona fide Acquisition Proposal in respect of Netgateway or any of its subsidiaries since October 23, 2001 through the date of this Termination Agreement. "Acquisition Proposal" means any inquiry, offer or proposal regarding any of the following involving Netgateway or any of its subsidiaries: (i) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or substantially all the assets of Netgateway and its subsidiaries, taken as a whole, in a single transaction or series of related transactions; (iii) any tender offer or exchange offer for 20% or more of the outstanding shares of a class of capital stock of Netgateway or the filing of a registration statement under the Securities Act of 1933, as amended, in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

         6. No Disparagement. Netgateway and its subsidiaries, officers, board of directors, attorneys, agents, employees, successors or assigns shall at all times hereafter refrain from making any disparaging or negative statements concerning Category 5, its subsidiaries, officers, boards of directors, attorneys, agents, employees, successors or assigns, either publicly or privately. Category 5 and its subsidiaries, officers, board of directors, attorneys, agents, employees, successors or assigns shall at all times hereafter refrain from making any disparaging or negative statements concerning Netgateway, its subsidiaries, officers, boards of directors, attorneys, agents, employees, successors or assigns, either publicly or privately. Except as required by applicable law or applicable listing requirements or regulations, in the event either Category 5 or Netgateway is asked to respond to the abandoned acquisition of Netgateway by Category 5, both parties shall only state that after additional evaluation of the necessary integration and other issues associated with the merger of Netgateway with Category 5, the companies felt that the merger at that time would not be in the best interests of either company."

         7. Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of Section 6 of this Termination Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of Section 6 of this Termination Agreement and to enforce specifically the terms and provisions of Section 6 of this Termination Agreement in any court of the United States located in the State of Utah or in Utah state court, this being in addition to any other remedy to which they are entitled at applicable law or in equity. In addition, each of the Parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Utah or any Utah state court in the event any dispute arises out of this Termination Agreement or any of the transactions contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Termination Agreement or any of the transactions contemplated hereby in any court other than a federal or state court sitting in the State of Utah.

         8. Miscellaneous.

              (a) Entire Agreement; Assignment.

                     (i) This Termination Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the parties hereto in respect of the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties in respect of the subject matter hereof, other than the Confidentiality Agreement.

                     (ii) Neither this Termination Agreement nor any of the rights, interests or obligations hereunder shall be assigned or transferred, except by operation of law (including by merger or consolidation), without the prior written consent of the other parties. Any assignment in violation of the preceding sentence shall be null and void.

              (b) Notices. All notices, requests, instructions or other documents to be given under this Termination Agreement shall be in writing and shall be deemed given (i) five business days following sending by registered or certified mail, postage prepaid, (ii) when sent if sent by facsimile; provided, however, that the facsimile is promptly confirmed by telephone confirmation thereof, (iii) when delivered, if delivered personally to the intended recipient, and (iv) one business day following sending by overnight delivery via a national courier service, and in each case, addressed to a party at the following address for such party:

              if to Category 5 or
              Merger Sub, to:            Category 5 Technologies, Inc.
                                         4505 South Wasatch Boulevard, Suite 370
                                         Salt Lake City, UT 84124
                                         Attention:  Chief Executive Officer
                                         Facsimile No.: (801) 424-2992
                                         Telephone No.: (801) 424-2999

              with copies to:            Snell & Wilmer, L.L.P.
                                         15 West South Temple, Suite 1200
                                         Salt Lake City, Utah 84101
                                         Attention: David F. Evans
                                         Facsimile: (801) 257-1800
                                         Telephone No.: (801) 257-1900

              if to Netgateway, to:      Netgateway, Inc.
                                         754 East Technology Avenue
                                         Orem, Utah 84097
                                         Attention: John J. Poelman
                                         Facsimile: (801) 228-9761
                                         Telephone No.: (801) 227-0004

              with a copy to:            Parsons Behle & Latimer
                                         201 S. Main Street, Suite #1800
                                         Salt Lake City, Utah 84111
                                         Attention: George M. Flint III
                                         Facsimile: (801) 536-6111
                                         Telephone No.: (801) 532-1234

         or to such other address or facsimile number as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

              (c) Governing Law. This Termination Agreement shall be governed by and construed in accordance with the Laws of the State of Utah, without giving effect to the choice of law principles thereof.

              (d) Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Termination Agreement.

              (e) Parties in Interest. This Termination Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and nothing in this Termination Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Termination Agreement.

              (f)  Severability.  The provisions of this  Termination  Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Termination Agreement, or the
application   thereof  to  any  person  or  any  circumstance,   is  invalid  or
unenforceable, (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (ii) the remainder of this Termination Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

              (g) Counterparts. This Termination Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. The Parties agree that delivery of executed signature pages by facsimile shall be sufficient to render this Termination Agreement effective.

              (h) Joint Drafting. The parties have participated jointly in the negotiation and drafting of this Termination Agreement. In the event an ambiguity or question of intent or interpretation arises, this Termination Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Termination Agreement.

              (i) Cooperation. The Parties shall cooperate with each other and promptly prepare and file all necessary documentation to withdraw all applications, notices, petitions and filings made with, and shall use their reasonable best efforts to terminate the proceedings before, any governmental authority in connection with the Merger Agreement. Category 5 is authorized to file a notice of withdrawal with the SEC relating to the Registration Statement on Form S-4.

              (j) Amendment and Modification. This Termination Agreement may be amended, modified, and supplemented only by a written document executed by the Parties which specifically states that it is an amendment, modification or supplement to this Termination Agreement.

         IN WITNESS WHEREOF, each of the parties has caused this Termination Agreement to be duly executed on its behalf as of the date first above written.

                                         NETGATEWAY, INC.,
                                         a Delaware corporation


                                         /s/ Shelly Singhal
                                         ------------------------------
                                         By:Shelly Singhal
                                         ------------------------------
                                         Its:Director
                                         ------------------------------

                                         CATEGORY 5 TECHNOLOGIES, INC.,
                                         a Nevada corporation


                                         /s/ William C. Gibbs
                                         ------------------------------
                                         By:William C. Gibbs
                                         ------------------------------
                                         Its:Chief Executive Officer
                                         ------------------------------

                                         C5T ACQUISITION CORP.,
                                         a Delaware corporation


                                         /s/ William C. Gibbs
                                         ------------------------------
                                         By: William C. Gibbs
                                         ------------------------------
                                         Its:President
                                         ------------------------------

                                    EXHIBIT A
                                    ---------

                            Confidentiality Agreement

                            NON-DISCLOSURE AGREEMENT

         THIS NON-DISCLOSURE AGREEMENT (this "Agreement") is entered into as of the ____day of _______, 2001 between Category 5 Technologies, Inc, a Nevada corporation ("Category 5"), and Netgateway, Inc., a ______________ corporation ("Company").


                                    Premises

         The parties to this Agreement are presently discussing a possible business transaction or relationship between them. In the course of such discussion, the parties anticipate that they will share certain confidential and proprietary information to each other that must not be disclosed to third parties. The parties agree that any such disclosure would be detrimental to the operations, and would cause irreparable harm, to the party whose confidential and proprietary information is disclosed. The parties wish to enter into this Agreement to provide for protection of all confidential and proprietary information that may be disclosed in the course of discussing a possible business transaction or relationship.


                                    Agreement

         NOW THEREFORE, in consideration of the foregoing premises, which are incorporated herein, and the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

         1. Category 5 and Company intend to disclose to each other (and either or both of Category 5 and the Company may have disclosed to the other prior to the date hereof) information, which may include Confidential Information, for the purpose of evaluating a possible business transaction or relationship between them.

         The term "Confidential Information" shall mean any and all nonpublic information, whether tangible or intangible (and including, without limitation, written or printed documents and computer disks, tapes, files, or programs, whether machine or user readable), which is disclosed by a party (the "disclosing party") to the other party (the "receiving party") before, on or after the date of this Agreement. Confidential Information includes, without limitation, information relating to the disclosing party's business plan and actual or proposed operations, released or unreleased disclosing party software or hardware, technical processes, the marketing or promotion of any disclosing party product or service, disclosing party's business policies or practices, financial information, pricing information, and information received from others (including both affiliates of the disclosing party and unaffiliated third parties) that the disclosing party is obligated to treat, or elects to treat, as confidential. Confidential Information disclosed to receiving party by any of disclosing party's agents is covered by this Agreement.

         2. The receiving party acknowledges the value to the disclosing party of all Confidential Information. With respect to Confidential Information, the receiving party shall:

         (a) Use the Confidential Information only for the purpose of evaluating a possible business transaction or relationship between the parties and for no other purpose;

         (b) Restrict disclosure of the Confidential Information solely to those employees with a "need to know" and not disclose it to any other person or entity without the prior written consent of the disclosing party;

         (c) Execute written agreements with its employees sufficient to enable it to comply with all the provisions of this Agreement, if appropriate;

         (d) Make only the number of copies of the Confidential Information necessary to disseminate the information to those employees who are entitled to have access to it, and ensure that all confidentiality notices and trademark or copyright notices set forth on the Confidential Information are reproduced in full on such copies; and

         (e) Safeguard the Confidential Information with reasonable care to avoid unauthorized disclosure of the Confidential Information, using not less than the same degree of care as the receiving party uses to protect its own Confidential Information from unauthorized disclosure.

         For the purpose of this  Agreement  only,  "employees"  includes  third parties retained for temporary legal, financial consulting, administrative, clerical or programming support. A "need to know" means that the employee requires the Confidential Information in order to perform his or her responsibilities in connection with the evaluation by the receiving party of the possible business transaction between the parties.

         3. The obligations in Paragraph 2 shall not apply to any Confidential Information that the receiving party can demonstrate:

         (a) Is or becomes generally available to the public through no breach of this Agreement;

         (b) Was previously known by the receiving party without any obligations to hold it in confidence;

         (c) Is received from a third party which the receiving party reasonably believes, after due inquiry, is free to disclose such information without restriction;

         (d) Is independently developed by the receiving party without the use of Confidential Information of the disclosing party; or

         (e) Is approved for release by written authorization of the disclosing party, but only to the extent of and subject to such conditions as may be imposed in such written authorization.

         4. Either party may disclose Confidential Information which is, on the reasonable advice of counsel, required to be disclosed by law or legal process, provided that such party agrees (i) to notify the other party immediately of the existence, terms and circumstances surrounding any such requirement, (ii) to cooperate with the other party's efforts to take legally available steps to resist or narrow such requirement, and (iii) to furnish only such portion of the information as it is legally compelled to disclose and to exercise its best efforts to obtain a protective order or other reliable assurances that confidential treatment will be accorded to such Confidential Information as is required to be disclosed.

         5.  The  receiving  party  agrees  that it will not  reverse  engineer,
decompile  or  disassemble  any  software   disclosed  to  the  receiving  party
hereunder.

         6. Confidential Information, including all originals, copies, reproductions and summaries thereof, shall be deemed the property of the disclosing party. Within five (5) business days of a written request by the disclosing party, the receiving party shall return to the disclosing party all originals, copies, reproductions and summaries of Confidential Information or, at the disclosing party's option, certify destruction of the same. The receiving party shall also, within five (5) business days of a written request by the disclosing party, certify in writing that it has satisfied its obligations under Paragraphs 2 and 6 of this Agreement.

         7. Both parties agree that an impending or existing violation of any provision of this Agreement would cause the disclosing party irreparable injury for which it would not have adequate remedy at law, and that the disclosing party shall be entitled to seek immediate injunctive relief prohibiting such violation, in addition to any other rights and remedies available to it.

         8. Nothing contained in this Agreement or in any discussions undertaken or disclosures made in connection hereto shall (a) be deemed a commitment to engage in any business relationship, contract or future dealing with the other party, or (b) limit any party's right to conduct similar discussions or perform similar work to that undertaken pursuant hereto, so long as such discussions or work do not violate this Agreement.

         9. No patent, copyright, trademark or other proprietary right or license is granted by this Agreement or any disclosure hereunder. No warranties of any kind are given with respect to the Confidential Information disclosed under this Agreement or any use thereof, except as may be otherwise agreed to in writing.

         10. This Agreement shall be effective as of the date first written above and shall continue until the parties cease discussions or enter into a definitive agreement regarding a possible business transaction. All obligations undertaken and rights provided hereunder with respect to Confidential Information disclosed at any time prior to the termination of this Agreement pursuant to the preceding sentence shall survive termination of this Agreement.

         11. This Agreement may not be assigned (including without limitation by operation of law) by either party without the prior written consent of the other. No permitted assignment shall relieve a party of the obligations hereunder prior to the assignment. Any assignment in violation of this Paragraph shall be void. This Agreement shall be binding upon the parties and their respective permitted successors and assigns.

         12. If any provision of this Agreement shall be held invalid or unenforceable, such provision shall be deemed deleted from this Agreement and replaced by a valid and enforceable provision which so far as possible achieves the parties' intent in agreement to the original provision. The remaining provisions of the Agreement shall continue in full force and effect.

         13. Each party warrants that it has the authority to enter into this Agreement and to lawfully make the disclosures contemplated hereunder.

         14. This Agreement represents the entire understanding between the parties with respect to the subject matter hereof and supersedes all prior communications, agreements and understandings relating thereto. The provisions of the Agreement may not be modified, amended, or waived, except by a written instrument duly executed by both parties. This Agreement shall be governed in all respects by the domestic laws of the State of Utah without regard to the conflicts of law rules thereof.

                                            Category 5 Technologies, Inc.


                                            By: /s/ William C. Gibbs
                                            ------------------------------

                                            Name: William C. Gibbs
                                            ------------------------------

                                            Title: President
                                            ------------------------------

                                            Company:

                                            Netgateway, Inc.


                                            By:/s/ John J. Poelman
                                            ------------------------------

                                            Name: John J. Poelman
                                            ------------------------------

                                            Title:President
                                            ------------------------------

                                    EXHIBIT B
                                    ---------

                               Joint Press Release

         For Release: Immediate

        Category 5 Technologies and Netgateway Terminate Merger Agreement

         Salt Lake City and Orem, Utah (January 15, 2002)/PRNewswire - Category 5 Technologies, Inc. (OTCBB: CFVT) and Netgateway, Inc. (OTCBB: NGWY) today announced the termination, by mutual agreement, of the merger agreement they signed on October 23, 2001.

         Pursuant to the terms of the Termination and Release Agreement executed by the parties on January 14, 2002, Category 5 and Netgateway terminated merger discussions and abandoned Category 5's acquisition of Netgateway. Category 5 said it would withdraw the Form S-4 Registration Statement currently pending before Securities and Exchange Commission.

         In connection with the termination and abandonment of the merger, William C. Gibbs, Chief Executive Officer of Category 5 and Donald Danks, Chief Executive Officer of Netgateway, stated that "after additional evaluation of the necessary integration and other issues associated with the merger of Netgateway with Category 5, we felt that the merger at the present time would not be in the best interests of either company."

About Category 5 Technologies
-----------------------------

         Category 5 Technologies is a leader in using technology to make small and medium-sized businesses more efficient in their marketing and profitable in their operations. Category 5 provides marketing tools and commerce enabling technology services to small and medium-sized businesses in the United States and internationally. From e-commerce platforms, web sites, shopping carts, merchant accounts and payment plug-ins, to communications and promotion tools, Category 5 enables both brick and mortar as well as Internet businesses to operate more efficiently and profitably, and to gain and retain new customers. Category 5 continues to seek synergistic companies, technologies and platforms for acquisition.

About Netgateway
----------------

         Netgateway is a leading technology and training company delivering eServices to small businesses and entrepreneurs. Netgateway provides eServices and training to over 100,000 customers annually. Netgateway enables companies of all sizes to extend their business to the Internet quickly, effectively -- with minimal investment. Netgateway develops, hosts, licenses, and supports a wide range of Internet applications. Netgateway (www.netgateway.com) is located at 754 Technology Ave., Orem, UT 84097.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
--------------------------------------------------------------------------------

         This press release contains forward looking statements within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements with respect to revenues, earnings, performance, strategies, prospects and other aspects of the businesses of Category 5 and Netgateway are based on current expectations that are subject to risk and uncertainties. It is important to note that actual results could differ materially from such forward-looking statements. These include statements include that the merger at the present time would not be in the best interests of either company. A number of factors could cause actual results or outcomes to differ materially from those indicated by such forward looking statements, such as the risk factors listed from time to time in Category 5's SEC reports, including but not limited to the transition report on Form 10-KSB/T for the transition period from January 1, 2001 to June 30, 2001 and Netgateway's SEC reports, including but not limited to its annual report on form 10-K for the year ended June 30, 2001.



                                       ###

  Contacts:

  Mitchell C. Edwards                       Donald Danks
  President, Financial Officer              Chairman and Chief Executive Officer
     and Chief Accounting Officer           Netgateway, Inc.
  Category 5 Technologies, Inc.             754 East Technology Avenue
  4505 South Wasatch Boulevard, Suite 370   Orem, Utah 84097
  Salt Lake City, Utah 84101                801-227-0004
  801-424-2999                              ddanks@netgateway.com
  medwards@c5technologies.com

                                    EXHIBIT C
                                    ---------

                         Check-in List for New Accounts


         Sole Proprietorships


         [  ]     Voided Check
         [  ]     Signature Verification
         [  ]     Mini Application
         [  ]     Main Application
         [  ]     Processing Application


         Partnerships


         [  ]     Voided Check
         [  ]     Signature Verification
         [  ]     Mini Application
         [  ]     Main Application
         [  ]     Processing Application
         [  ]     Business Data

         Corporations


         [  ]     Voided Check
         [  ]     Signature Verification
         [  ]     Mini Application
         [  ]     Main Application
         [  ]     Processing Application
         [  ]     Business Data

         Descriptions:
         -------------


         Voided Check. Name on check must match the name on the application. If a business name is listed then we will need business information listed below. The voided check must be imprinted (no counter checks). If a counter check is provided then a bank letter is required. The signature on the voided check must match all other signatures throughout the application

         Signature Verification. All signatures on all applications must match. If not all signatures are the same, or if the voided check is unsigned, a copy of a driver's license or passport or military ID is required.

         Mini-Application. This application must have name, DOB, SS#, home phone number, business phone number, physical address of merchant (no P.O. Boxes), email address, name of employer, occupation, employer phone number and address.

         Main Application. Must be signed in all the appropriate locations and match the other signatures. It must be dated the correct date of seminar. Must contain data such as card swipe percentages, average ticket, type of business, discount rate, transaction fees and trade references.

         Processing Application. Must be signed and match the other signatures and dated the correct date of the seminar.

         Partnerships and Corporations: Must exhibit adequate ownership to sign. An officer of a corporation must sign. Must provide a copy of their advertisement, an average sales ticket, tax identification number, what percentage ownership signer has, and what business type.

         Bank Letter: If a bank letter is necessary due to non-imprinted checks, it must be on bank letterhead, and include merchant name, routing number, account number, and be signed by a bank representative with their title listed. Name on bank account must match the applicant name.

         Trusts: Need complete copy of trust paperwork and the business information shown under "Partnerships and Corporations."

         Non-Profits: Need complete copy of articles of incorporation and non-profit paperwork. Must also provide letter from IRS confirming non-profit status and the business information shown under "Partnerships and Corporations."